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                                                                      EXHIBIT 12

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         ARCHER-DANIELS-MIDLAND COMPANY

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
                                                                                              SIX MONTHS ENDED
                                                     YEAR ENDED JUNE 30                         DECEMBER 31
                                   -------------------------------------------------------  --------------------
                                     1993       1994        1995        1996       1997       1996       1997
                                   ---------  ---------  ----------  ----------  ---------  ---------  ---------
                                                              (DOLLARS IN THOUSANDS)
EARNINGS:
  Earnings before income taxes
   and cumulative effect of
   accounting changes............  $ 746,009  $ 738,303  $1,181,523  $1,054,413  $ 644,405  $ 365,897  $ 408,420
    Less: Equity earnings of less
          than 50% owned
          unconsolidated
          affiliates.............     (7,439)    (7,544)     (7,422)    (13,280)   (40,737)   (19,536)   (23,801)
    Less: Capitalized interest
          included in interest
          expense below..........    (22,780)   (26,211)    (32,419)    (42,898)   (40,875)   (18,001)   (21,389)
                                   ---------  ---------  ----------  ----------  ---------  ---------  ---------
TOTAL EARNINGS...................    715,790    704,548   1,141,682     998,235    562,793    328,360    363,230

FIXED CHARGES:
  Interest expense:
    Consolidated interest
     expense.....................    150,947    173,429     170,886     170,089    197,214     94,260    127,753
    Capitalized interest.........     22,780     26,211      32,419      42,898     40,875     18,001     21,389
    Interest expense of
     unconsolidated 50% owned
     affiliates..................      8,502      7,725       8,159      15,651     15,760      8,363      7,595
                                   ---------  ---------  ----------  ----------  ---------  ---------  ---------
  Total interest expense.........    182,229    207,365     211,464     228,638    253,849    120,624    156,737
  Amortization of debt discount
   and expense...................      1,105      1,653       1,398       1,301      1,268        640        469
  One-third of rental expense....     22,148     22,844      24,470      24,400     22,930     10,993     12,636
                                   ---------  ---------  ----------  ----------  ---------  ---------  ---------
TOTAL FIXED CHARGES..............    205,482    231,862     237,332     254,339    278,047    132,257    169,842
                                   ---------  ---------  ----------  ----------  ---------  ---------  ---------
EARNINGS AVAILABLE FOR FIXED
 CHARGES.........................  $ 921,272  $ 936,410  $1,379,014  $1,252,574  $ 840,840  $ 460,617  $ 533,072
                                   ---------  ---------  ----------  ----------  ---------  ---------  ---------
                                   ---------  ---------  ----------  ----------  ---------  ---------  ---------
RATIO OF EARNINGS TO FIXED
 CHARGES.........................      4.48x      4.04x       5.81x       4.92x      3.02x      3.48x      3.14x
                                   ---------  ---------  ----------  ----------  ---------  ---------  ---------
                                   ---------  ---------  ----------  ----------  ---------  ---------  ---------
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